Exhibit (a)(5)(iv)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 7, 2007, and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal, which are being distributed to registered holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders of the Company residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to stockholders in any of these jurisdictions.

Liberty Media Corporation

OFFER TO PURCHASE FOR CASH
UP TO 8,849,500 SHARES OF ITS
LIBERTY CAPITAL SERIES A COMMON STOCK
AND
LIBERTY CAPITAL SERIES B COMMON STOCK,
AT A PURCHASE PRICE NOT GREATER THAN $113.00
OR LESS THAN $105.00 PER SHARE

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIODS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON APRIL 5, 2007, UNLESS THE OFFER IS EXTENDED.

Liberty Media Corporation, a Delaware corporation (the “Company”), is offering (the “Offer”) to purchase for cash up to 8,849,500 shares of its Liberty Capital Series A common stock, par value $0.01 per share (“LCAPA”), and Liberty Capital Series B common stock, par value $0.01 per share (“LCAPB”), from its stockholders (or such lesser number of LCAPA and LCAPB Shares as are properly tendered and not properly withdrawn). The shares of LCAPA and LCAPB are referred to together as the “Shares”. The Offer will be conducted upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 7, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (as they may be amended and supplemented from time to time).

The Company is inviting its stockholders to tender their Shares at a purchase price not greater than $113.00 per share or less than $105.00 per share, net to the seller in cash, less any applicable withholding taxes, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions described in Section 7 of the Offer to Purchase.

The Company’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Information Agent or the Depositary are making any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their Shares. Stockholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender and at what price.

Based upon the number of Shares tendered and the prices specified by the tendering stockholders, the Company will determine, upon the terms and subject to the conditions of the Offer, the lowest single price within the $105.00 to $113.00 range that will allow it to buy 8,849,500 Shares or such fewer number of Shares as are properly tendered and not properly withdrawn.

Stockholders must follow the procedures set forth in Section 3 of the Offer to Purchase and in the Letter of Transmittal in order to tender their Shares. All Shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Date will be purchased at the applicable purchase price, upon the terms and subject to the conditions of the Offer, including the “odd lot,” proration and conditional tender provisions. The Expiration Date for the Offer is 5:00 PM, New York City time, on April 5, 2007, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which case the Expiration Date shall be the latest time and date at which the Offer, as so extended by the Company, shall expire.

Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making payment for the Shares. In the event that more than 8,849,500 Shares are tendered in the Offer, the Company expressly reserves the right to purchase a number of additional Shares equal to up to 2% of its outstanding Shares, and could decide to purchase more Shares subject to applicable legal requirements. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered and not properly withdrawn at or below the purchase price for the Offer, subject to the “odd lot,” conditional tender and proration provisions of the Offer, only when, as and if the Company gives oral or written notice to Computershare Shareholder Services, Inc., the Depositary for the Offer (the “Depositary”), of its acceptance for payment of such Shares in the Offer.

Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an “agent’s message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 8,849,500 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not properly withdrawn at or below the applicable purchase price, the Company will purchase 8,849,500 Shares (or such greater number), on the following basis: first, from all of the holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the purchase price for the Shares and do not properly withdraw them before the Expiration Date for the Offer; second, from all other stockholders who properly tender Shares at or below the purchase price for the Shares and do not properly withdraw them, on a pro rata basis (except stockholders who tendered Shares conditionally if the condition was not satisfied); and third, only if necessary to permit the Company to purchase 8,849,500 Shares (or such greater number of Shares as the Company may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered Shares at or below the purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

Tenders of Shares under the Offer are irrevocable, except that tendered Shares may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Company under the Offer prior to such withdrawal, may also be withdrawn at any time after 12:00 Midnight, New York City time, on May 1, 2007. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the series and number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an “eligible guarantor institution” (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by the Company, in its sole discretion, whose determinations will be final and binding. None of the Company, Computershare Shareholder Services, Inc., as the Depositary, and D. F. King & Co., Inc., as the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

Depending on various factors described in the Offer to Purchase, tendering stockholders whose Shares are purchased in the Offer may be treated for U.S. federal income tax purposes as having received an amount taxable as a distribution or dividend rather than as recognizing a gain or loss. Stockholders are strongly encouraged to read the Offer to Purchase for additional information regarding the U.S. federal income tax consequences of participating in the Offer and to consult their own tax advisors.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letters of Transmittal contain important information. Stockholders should read them carefully before making any decision regarding the Offer.

Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Additional copies of the Offer to Purchase, the Letters of Transmittal and the Notices of Guaranteed Delivery may be obtained from the Information Agent at the address and telephone numbers set forth below and will be promptly furnished by the Company at its expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

D. F. KING & CO., INC.

48 Wall Street
22nd Floor
New York, New York 10005

Banks and Brokers Call: (212) 269-5550
All others call Toll-Free: (888) 628-1041

March 7, 2007

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